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October 17, 2000


Mr. Ron Rutherford
44315 View Point Circle
Fremont, CA 94539


Dear Ron:

On behalf of Network Peripherals Inc. I am pleased to offer you the position of Vice President, Worldwide Sales reporting to me, President and Chief Executive Officer.

You will receive a starting base salary of $12,916.67 per month, which is equivalent to $155,000.00 per year, subject to federal, state and other applicable taxes and payable bi-monthly. In addition, you will participate in our commission plan targeted at $100,000.00 per year. Details of the commission plan will be explained under separate cover.

Upon your acceptance of employment with the Company, management will recommend to the Board of Directors that you be granted the option to purchase 160,000 shares of NPI common stock at a price-per-share to be determined by the Board of Directors. The options, in accordance with terms of the Stock Option Plan, vest over a four year schedule with 25% becoming vested twelve months from the start date of your employment, and 1/48th of the total shares vesting each month following.

If there is a Change of Control of the Company, during your first twelve months of employment, 50% of your stock options will immediately vest. If there is a Change of Control after your twelfth month of employment, all your options will immediately vest. Change of Control means a transaction in which stock constituting more than 50% of the Company and voting power are transferred to then non-existing stockholders or a sale of all or substantially all of the assets of the Company.

You will be entitled to participate in all of the Company's employee benefit plans, beginning on your date of hire. Details will be sent to you under separate cover.

Under the terms of this employment agreement if you employment is terminated without "Cause", you will receive six months severance at your then current base salary and will continue to receive standard Company benefits. For the purposes of this contract, "Cause" shall mean conviction of a felony, fraud, theft or any other willful act of misconduct.

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Offer Letter                                                              Page 2
Ron Rutherford


When you report to work, you will be expected to execute the Company's standard agreement relative to patents, confidential information and non-compete obligations.

This is an offer for "at will" employment and does not constitute an offer or guarantee of employment for any period of time. Other than as specifically set forth herein, you will not be entitled to any other amounts from the Company. This letter constitutes the full offer of employment and supersedes any prior discussions. This offer is effective pending completion of reference checking and will expire if not accepted in writing by October 26, 2000.

Ron, we look forward to your acceptance of this offer and are confident that with the addition of your leadership, NPI will become a highly valued public company.

Sincerely,


/s/ James Regel
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James Regel
President and Chief Executive Officer


Accepted by: /s/  Ron Rutherford      Date: October 19, 2000
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            (Name)